Exhibit 10.6

AMENDMENT NO. 1
TO
SPLIT-DOLLAR AGREEMENT

This Amendment No. 1, dated as of November 19, 2008 (this “Amendment”), amends the Split-Dollar Agreement between Prudential Savings Bank (formerly known as “Prudential Savings Bank, PaSA”), a Pennsylvania-chartered stock savings bank (the “Company”), and Joseph W. Packer, Jr. (the “Director”) dated June 22, 1994 (the “Agreement”).

WITNESSETH:

WHEREAS, Section 7 of the Agreement permits either party, with the consent of the other party, to terminate the Agreement by giving written notice of termination to the other party;

WHEREAS, upon any termination of the Agreement, the Director has the right to purchase the policy from the Company and to thereafter obtain the cash surrender value of the policy;

WHEREAS, as a result of the Director’s right to obtain the cash surrender value of the policy upon a termination of the Agreement, the Agreement does not satisfy the exemption for death benefit only plans under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to amend the Agreement in order to grandfather the Agreement for purposes of Section 409A of the Code, with the amount of the grandfathered cash surrender value to be determined in accordance with the “proportional allocation method” set forth in Notice 2007-34 issued by the Internal Revenue Service (the “IRS”);

WHEREAS, the Agreement is currently deemed to be grandfathered under Treasury Regulation §1.61-22, which grandfathering treatment under the split dollar regulations would normally be lost in the event of a material modification of the Agreement;

WHEREAS, Part III.D.2 of IRS Notice 2007-34 expressly states that a modification of a split-dollar life insurance arrangement necessary to avoid the application of Section 409A of the Code will not be treated as a material modification of the arrangement for purposes of Treasury Regulation §1.61-22(j);

WHEREAS, this Amendment satisfies the requirements in Part III.D.2 of IRS Notice 2007-34 for having the Agreement no longer be subject to Section 409A of the Code, and the Amendment does not materially enhance the value of the benefits to the Director under the Agreement;

WHEREAS, Section 10 of the Agreement permits the parties to amend the Agreement by a written instrument signed by each of the parties and attached to the Agreement; and

WHEREAS, the parties do not expect or intend to make any material modifications to the Agreement which would result in the grandfathering treatment being lost under either Treasury Regulation §1.61-22 or Section 409A of the Code;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1. Amendment to Section 6 of the Agreement.  Section 6 of the Agreement is hereby amended to read in its entirety as follows:

“6.           DISPOSITION OF POLICY PROCEEDS.  Notwithstanding any beneficiary designation made on the policy, the Company shall be entitled to the following amounts from the policy:

(a)           Death of Director and Spouse – At the death of both the Director and his spouse, the Company shall be entitled to an amount equal to the sum of (i) the Aggregate Premiums Paid (as defined below) by the Company at the time of such death, and (ii) the “Non-Grandfathered Cash Surrender Value” (as defined below) of the policy.

(b)           Termination of Agreement – In the event of the termination of this agreement, the Company shall be entitled to receive an amount equal to the sum of (i) the Aggregate Premiums Paid (as defined below) by the Company at the time of the termination of the agreement, and (ii) the Non-Grandfathered Cash Surrender Value of the policy.

(c)           If Section 6(a) above is applicable or if the Company surrenders the policy following a termination of the agreement under Section 6(b) above, then any indebtedness owed by the Company to the Insurer on the policy shall be deemed to have been paid by the Company with the proceeds that the Company would have otherwise received from the Insurer.  If the Director purchases the policy following a termination of the agreement under Section 6(b) above, then the amount, if any, of the indebtedness owed by the Company to the Insurer on the policy shall be paid by the Director to the Insurer in satisfaction of such indebtedness.

(d)           For purposes of this agreement, the “Total Cash Surrender Value” of the policy at any time shall mean an amount equal at such time to the cash value set forth in the policy’s table of values, plus the cash value of any paid-up additions, plus any dividend accumulations and unpaid dividends, less any policy loans to the Assignee and accrued interest thereon.

(e)           For purposes of this agreement, the “Grandfathered Cash Surrender Value” of the policy at any time shall be determined in accordance with the “proportional allocation method” described in Part III.A.2 of IRS Notice 2007-34 or any successor thereto.  Under such method, the Grandfathered Cash Surrender Value as of any valuation date shall equal the greater of (i) the Total Cash Surrender Value of the policy that was earned and vested at December 31, 2004, and (ii) an amount equal to the Total Cash Surrender Value on the valuation date multiplied by a fraction, the numerator of which is the sum of the grandfathered premiums actually paid on the policy and the denominator of which is the sum of all premiums actually paid on the policy by the valuation date.  Grandfathered premiums shall include both premiums actually paid on or before December 31, 2004 that were earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of December 31, 2004 and premiums paid after such date pursuant to a legally binding right that was earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of such date.

(f)           For purposes of this agreement, the “Non-Grandfathered Cash Surrender Value” of the policy at any time shall equal the Total Cash Surrender Value at such time minus the Grandfathered Cash Surrender Value at such time.

(g)           For purposes of this agreement, “Aggregate Premiums Paid” at any time shall equal the cumulative premiums paid by the Company pursuant to Section 3 hereof, reduced by the amount of any policy dividends paid in cash to the Company or used to reduce or offset such premiums, and further reduced by any policy loans to the Company and accrued interest thereon and by any amount received by the Company from the Director or the Insured for the economic benefit under the split-dollar arrangement.”

2.           Amendment to Section 7 of the Agreement.  The third sentence of Section 7 of the Agreement is hereby amended to read in its entirety as follows:

“The purchase price of such policy shall be an amount equal to that which would have been payable to the Company under Section 6(b) hereof and any payment pursuant to Section 6(c) hereof with respect to any indebtedness owed by the Company to the Insurer.”

3.           Change in References to the Insurer.  All references in the Agreement to “Provident Mutual Life Insurance Company” are hereby changed to “Nationwide Life Insurance Company of America,” with all references to the Insurer being a reference to Nationwide Life Insurance Company of America.

4.           Other Provisions of the Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the other terms or provisions of the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

5.           Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

6.           Governing Law.  Except to the extent that federal law is applicable, this Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Director have duly executed this Amendment as of the day and year first written above.

Attest:	PRUDENTIAL SAVINGS BANK

By:	By:
Name:	Name:	Thomas A. Vento
Title:	Title:	President and Chief Executive Officer

Witness:	DIRECTOR

By:	By:
Name:	Name:	Joseph W. Packer, Jr.
Title: